Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP – Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS THIRD QUARTER 2003 RESULTS

BALTIMORE (November 6, 2003) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and nine months ended September 30, 2003.

Financial Results:

Net broadcast revenues were $161.3 million for the three months ended September 30, 2003, a decrease of 1.0% versus the prior year period result of $162.9 million.  Operating income was $41.7 million as compared to $43.0 million in the prior year period, a decrease of 3.0%.  Net income available to common shareholders was $3.9 million in the three-month period versus the prior year period net loss available to common shareholders of $24.0 million.  Diluted income per share was $0.05 versus a diluted loss per share of $0.28 in the prior year period.

Net broadcast revenues were $488.7 million for the nine months ended September 30, 2003, an increase of 1.6% versus the prior year period result of $481.1 million.  Operating income was $127.3 million in the nine-month period, an increase of 5.2% versus the prior year period result of $120.9 million.  Net loss available to common shareholders was $2.0 million in the nine-month period versus the prior year period net loss available to common shareholders of $598.4 million.  $566.4 million of the 2002 loss was due to a cumulative effect of change in accounting principle in accordance with SFAS No. 142 related to the write-down, net of taxes, of broadcast licenses and goodwill.  Diluted loss per share was $0.02 versus a diluted loss per share of $7.02 in the prior year period.  On a per share basis, the cumulative effect of change in accounting principle, net of taxes, was $6.64 of the $7.02 per share diluted loss in the prior year period.

“While third quarter revenue pacings were less volatile than what we experienced in the second quarter, disparate trends in our local and national revenue mix emerged, which we expect to continue during the fourth quarter,” commented David Smith, President and

CEO of Sinclair.  “Excluding the $4.6 million of incremental political revenues in the third quarter last year, local ad spending grew approximately 5.1%, primarily due to our direct mail initiatives and growth in our largest categories of auto and services.  National, however, declined 3.0% due to lower ad spending primarily by soft drink and movie advertisers.  The continued weakness and instability in national ad spending confirms the importance for broadcasters to create new revenue streams in the local markets, such as our direct mail initiative, to replace those dollars moving away.”

Smith continued, “Once again, we completed several major projects during the quarter that should better position the company for the long term.  During the quarter, we added news into four new markets, which should allow those stations to share in the pool of revenues designated by advertisers strictly for news programming, as well as to participate in a larger share of the 2004 political ad dollars.  We also completed our modified holding company structure, which returns us to our former leverage profile.  And, finally, we continued to wind down our capital spending, which will be a driver of our free cash flow in 2004.”

Operating Statistics and Income Statement Highlights:

•                  Local advertising revenues increased 4.2%, while national advertising revenues were down 8.4% in the quarter versus the third quarter 2002.   Excluding political revenues, local advertising revenues were up 5.1%, while national advertising revenues were down 3.0%.  The quarter benefited from higher advertising revenues generated from automotive, services, and schools, offset by a decline in advertising by the soft drinks, movies, fast food and beer/wine sectors.  Local revenues, excluding political revenues, represented 60.1% of time sales, as compared to 58.2% for the third quarter 2002.

•                  Revenues from direct mail advertisers were $5.9 million in the third quarter as compared to $2.9 million in the same period last year.  Year to date, we have generated approximately $15.2 million in revenues under our direct mail initiatives.  Political advertising revenues were $1.3 million in the quarter as compared to $5.9 million for the third quarter 2002.

•                  Time sales at our FOX affiliates, WB and NBC stations were relatively flat versus third quarter 2002.  Revenues at our UPN and CBS stations were up 8.4% and 2.0%, respectively.  Our ABC stations were down 7.3%, but up 1.2% excluding political.

•                  Second quarter 2003 market share survey results, reported during the third quarter 2003, reflected that we held our share of the local television advertising market, excluding political, at 18.4% versus 18.4% for the second quarter 2002.

•                  The Company’s News Central product was rolled-out in the following markets since June 30, 2003:

In July, we added a 10:00pm news in Greensboro/Winston-Salem on WUPN-TV (UPN 48).  In August, we added a 10:00pm news in Tampa on WTTA-TV (WB 38), a 9:00pm news in Milwaukee on WVTV-TV (WB 18), and a 9:00pm news in Birmingham on WTTO-TV (WB 21).  In October, we added a 10:00pm news in Las Vegas on KVWB-TV (WB 22) and a 7:00pm news on KFBT-TV (IND 33), also in that market.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $12.9 million in cash, was $1,727.0 million at September 30, 2003 versus net debt of $1,747.0 million at June 30, 2003.  During the quarter, we permanently prepaid $14.1 million of our $500 million Term Loan B bank debt, as required under our credit agreement, representing the amount of net cash proceeds from the July 2002 sale of WTTV-TV in Indiana that was not reinvested in the acquisition of television assets or capital expenditures.

•                  On September 30, 2003, we completed the formation of a modified holding company structure, in which substantially all of the assets of Sinclair were transferred into a wholly-owned subsidiary, Sinclair Television Group, which is now the Obligor on the Senior Bank Debt, the Senior Subordinated Notes and the television station indebtedness.  Sinclair Broadcast Group continues to hold the 4.875% Convertible Senior Notes, the Series D Convertible Exchangeable Preferred Stock and the class A and class B Common Stock.

•                  As of September 30, 2003, 44.0 million class A common shares and 41.7 million class B common shares were outstanding, for a total of 85.7 million common shares outstanding.

•                  Capital expenditures paid in cash in the quarter were $17.5 million of which $8.0 million related to the digital television conversion, $8.1 million to the rollout of news and $1.3 million to maintenance and repairs.

•                  Program contract payments were $25.9 million in the quarter.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified above and below, the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming and our news central strategy, our local sales initiatives, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as amended and filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for its fourth quarter and updating its full year 2003 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

“As expected in non-political revenue periods, the fourth quarter is expected to be down due to the absence of almost $16 million of political revenues,” commented David Amy, EVP and CFO.  “The decline in certain national ad categories, in particular soft drinks, movies and fast food are expected to continue during the fourth quarter.  Given the fixed cost nature of the business, such revenue declines will flow through to the operating income and margin lines.  Despite the absence of the political revenue, which is part of the normal business cycle for broadcasters, we expect our direct mail effort, which is expected to bring in over $5 million of revenue in the quarter versus $2.6 million in the same period last year, and the continued growth in the auto and services categories, to somewhat offset the revenue shortfalls.”

•                  The Company expects fourth quarter net broadcast revenues, before barter, to be down approximately 9.7% to 10.6% from fourth quarter 2002 reported net broadcast revenues of $189.4 million.   Excluding approximately $15.9 million in incremental political, net broadcast revenues are expected to be down 1.4% to down 2.5%, due primarily to the continued weak national ad spending environment.

•                  The Company expects television production expenses and television selling, general and administrative expenses (together, television expenses) in the fourth quarter to be approximately $78.5 million, up 5.3% from fourth quarter 2002 television expenses of $74.6 million, due primarily to increased news and sales costs.  For the year, television expenses are estimated to be up approximately 4.4% from full year 2002 television expenses of $283.4 million.

•                  The Company expects fourth quarter program contract amortization expense to be approximately $25 million and $104 million for the year.

•                  The Company expects fourth quarter program contract payments to be approximately $26 million and $105.5 million for the year.

•                  The Company expects corporate overhead of approximately $6.3 million in the fourth quarter and $24 million for the year.

•                  The Company expects depreciation on property and equipment to be approximately $12 million in the quarter and $46.5 million for the year, assuming the capital expenditures assumptions below.

•                  The Company expects amortization of acquired intangibles to be approximately $5 million in the quarter and $19 million for the year.

•                  The Company expects net interest expense to be approximately $34 million in the quarter and $128.5 million for the year, assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•                  The Company expects dividends paid on the Series D preferred stock to be approximately $2.6 million in the quarter and $10.4 million for the year.

•                  The Company expects to incur either an unrealized gain or loss on its derivatives throughout the year, but is unable to reasonably predict what the mark-to-market valuations of the instruments will be.

•                  As a result of the expiration of certain statute of limitations, the Company expects to report a $3.1 million reduction of taxes provided in prior periods for discontinued operations.

•                  The Company expects an effective tax rate provision for continuing operations for the quarter and the year to be approximately 90% and 73% respectively, assuming the assumptions discussed in this

“Outlook” section, including a current tax provision from continuing operations of approximately $0.8 million in the quarter and $2.7 million for the year.

•                  The Company expects to spend approximately $17 million in capital expenditures in the quarter and $71 million for the year.  This assumes $32 million for the year to be spent on the completion of the digital television roll-out, approximately $12 million for maintenance and repairs, and $27 million for the news expansion program.  2004 capital spending is revised from $20 million to approximately $40 million, representing $10 million for maintenance and repairs, $4 million from this year’s unspent news expansion program, $18 million for digital television, and $8 million for buildings and towers.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its third quarter results on Thursday, November 6, 2003, at 8:45 a.m. EST.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Conference Call.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 62 television stations in 39 markets.  Sinclair’s television group reaches approximately 24% of U.S. television households and includes ABC, CBS, FOX, NBC, WB, and UPN affiliates.  Sinclair owns a majority equity interest in G1440, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Notes:

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release, as a result of the Company’s sale of its television station, WTTV-TV in Bloomington, Indiana in July 2002.  As such, the results from operations of WTTV, net of related income taxes, has been reclassified from income from operations and reflected as net income from discontinued operations in the financial statements for all periods presented in this press release.

SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
REVENUES:
Station broadcast revenues, net of agency commissions	$161,290	$162,905	$488,687	$481,123
Revenues realized from barter arrangements	15,725	14,664	46,229	45,244
Other operating division revenues	2,422	998	10,973	3,249
Total revenues	179,437	178,567	545,889	529,616

OPERATING EXPENSES:
Station production expenses	34,617	33,355	107,980	103,441
Station selling, general and administrative expenses	36,668	35,777	108,291	105,385
Expenses realized from barter arrangements	14,844	13,259	43,121	40,498
Amortization of program contract costs and net realizable value adjustments	26,470	30,728	79,019	93,445
Other operating division expenses	2,620	1,593	12,059	5,149
Depreciation of property and equipment	11,767	10,611	34,374	30,041
Corporate general and administrative expenses	5,538	5,055	17,823	14,653
Amortization of acquired intangible broadcast assets and other assets	4,811	4,646	14,480	14,513
Stock based compensation expense	391	545	1,487	1,561
Total operating expenses	137,726	135,569	418,634	408,686
Operating income	41,711	42,998	127,255	120,930

OTHER INCOME (EXPENSE):
Interest expense	(33,405)	(30,420)	(94,777)	(96,370)
Subsidiary trust minority interest expense	—	(5,973)	(11,246)	(17,918)
Interest income	64	250	469	796
Gain (loss) from equity investments	(266)	176	581	(1,435)
Gain (loss) on asset sales	(2)	172	(389)	(294)
Gain (loss) on derivative instrument	9,241	(27,330)	8,094	(32,188)
Loss from extinguishment of securities	—	(6,588)	(15,187)	(7,708)
Other income	190	385	978	1,898
Total other expense, net	(24,178)	(69,328)	(111,477)	(153,219)

Income (loss) before income taxes	17,533	(26,330)	15,778	(32,289)
Benefit (provision) for income taxes	(11,070)	(2,875)	(9,993)	175
Net income (loss) from continuing operations	6,463	(29,205)	5,785	(32,114)
Gain on sale of broadcast assets, net of taxes	—	7,519	—	7,519
Income from discontinued operations, net of taxes	—	245	—	372
Cumulative effect of change in accounting principle, net of taxes	—	—	—	(566,404)
Net income (loss)	$6,463	$(21,441)	$5,785	$(590,627)
Preferred stock dividends payable	2,588	2,588	7,763	7,763
Net income (loss) available to common shareholders	$3,875	$(24,029)	$(1,978)	$(598,390)

Basic income (loss) per share from continuing operations	$0.05	$(0.37)	$(0.02)	$(0.47)
Basic earnings per share from discontinued operations	$—	$0.09	$—	$0.09
Basic loss per share from cumulative effect of change in accounting principle	$—	$—	$—	$(6.64)
Basic income (loss) per share available to common shareholders	$0.05	$(0.28)	$(0.02)	$(7.02)

Diluted income (loss) per share from continuing operations	$0.05	$(0.37)	$(0.02)	$(0.47)
Diluted earnings per share from discontinued operations	$—	$0.09	$—	$0.09
Diluted loss per share from cumulative effect of change in accounting principle	$—	$—	$—	$(6.64)
Diluted income (loss) per share available to common shareholders	$0.05	$(0.28)	$(0.02)	$(7.02)

Weighted average shares outstanding- no dilution	85,666	85,492	85,623	85,268
Weighted average shares outstanding- assuming dilution	85,806	85,727	85,742	85,508

Consolidated Historical Selected Balance Sheet Data:

(Dollars in thousands)

	September 30, 2003	June 30, 2003
Cash & cash equivalents	$12,907	$16,238
Total current assets	241,882	234,233
Total long term assets	2,322,556	2,323,097
Total assets	2,564,438	2,557,330

Current portion of debt	42,129	19,933
Total current liabilities	239,726	203,741
Long term portion of debt	1,697,787	1,743,349
Total long term liabilities	2,110,398	2,143,965
Total liabilities	2,350,124	2,347,706

Minority interest in consolidated subsidiaries	2,691	2,668

Total stockholders’ equity	211,623	206,956
Total liabilities & stockholders’ equity	2,564,438	2,557,330

Consolidated Historical Selected Statement of Cash Flows Data:

(Dollars in thousands)

	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2003
Net cash flow from operating activities	$32,218	$113,881
Net cash flow from investing activities	(17,952)	(77,009)
Net cash flow from financing activities	(17,597)	(29,292)

Net increase (decrease) in cash and cash equivalents	(3,331)	7,580
Cash & Cash Equivalents, beginning of period	16,238	5,327
Cash & Cash Equivalents, end of period	$12,907	$12,907

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